Exhibit 4.2

SHAREHOLDER’S AGREEMENT

This SHAREHOLDER’S AGREEMENT (this “Agreement”), dated as of [ • ], 2026 is entered into by and among Cumberland Farms Limited, an exempted company registered by way of continuation with limited liability under the laws of the Cayman Islands (the “Company”), and EG Group Limited, a private limited company incorporated in England and Wales.

RECITALS

WHEREAS, the Company has conducted an underwritten initial public offering (“IPO”) of Ordinary Shares (as defined below); and

WHEREAS, in connection with the pricing of the IPO, the Company and the Principal Shareholder have entered into this Agreement to set forth certain understandings among themselves, including with respect to certain corporate governance matters and registration rights.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENTS

ARTICLE I

DEFINITIONS

1.1 Certain Definitions. As used in this Agreement, the following terms will have the following meanings:

“Affiliate” means, with respect to any specified Person, a Person that directly or indirectly through one or more intermediaries Controls or is Controlled by, or is under common Control with, such specified Person. For purposes hereof the Company and its Subsidiaries will not be deemed to be an Affiliate of the Principal Shareholder or any of its parent entities.

“Articles of Association” means the Company’s Amended and Restated Memorandum and Articles of Association.

“Beneficial Owner” has the meaning as defined in Rules 13d-3 and 13d-5 under the Exchange Act. The terms “Beneficially Own” and “Beneficial Ownership” will have correlative meanings.

“Board” means the Board of Directors of the Company.

“Capital Stock” means, for any entity, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock issued by that entity; provided that debt securities that are convertible into or exchangeable for Capital Stock shall not constitute Capital Stock prior to their conversion or exchange, as the case may be.

“Change in Control” shall be deemed to have occurred if or upon:

(a) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act (other than the Principal Shareholder acting together with one or more of its Affiliates), is or becomes the direct or indirect Beneficial Owner, directly or indirectly, of ordinary share capital of the Company representing more than 50% of the combined voting power of the Company’s then outstanding ordinary share capital;

(b) the consummation of (i) any recapitalization, reclassification or change of the Ordinary Shares of the Company (other than changes resulting from a subdivision, combination or a change in par value) as a result of which the Ordinary Shares would be converted into, or exchanged for, stock, other securities, other property or assets; or (ii) a merger, share exchange or consolidation of the Company with any other corporation or other entity and, in the case of each of (i) and (ii) above, immediately after the consummation or as a result of such transaction, either (i) the members of the Board immediately prior to the transaction do not constitute at least a majority of the members of the board of directors of the company surviving the transaction, or if the surviving company is a Subsidiary, the ultimate parent thereof, or (ii) the voting securities of the Company immediately prior to such transaction do not continue to represent or are not converted into more than 50% of the combined voting power of the then-outstanding voting securities of the Person resulting from such transaction, or if the surviving company is a Subsidiary, the ultimate parent thereof; or

(c) a sale, lease or other transfer, in one transaction or a series of transactions, of all or substantially all of the consolidated assets of the Company and its Subsidiaries to any Person other than one or more of the Company’s Wholly-Owned Subsidiaries.

“Control” (including the terms “Controls,” “Controlled by” and “under common Control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Necessary Action” means, with respect to a specified result, all actions (to the extent such actions are permitted by applicable law that are within the Company’s control and, in the case of any action by the Company that requires a vote or other action on the part of the Board, to the extent such action is consistent with the fiduciary duties that the Company’s directors have in such capacity) necessary to cause such result, including (a) voting or providing a written consent or proxy with respect to Ordinary Shares or other securities entitled to vote with respect to such specified result, (b) calling meetings of stockholders or shareholders (as applicable) or soliciting written consents of stockholders or shareholders (as applicable), (c) assisting in preparing or furnishing forms of ballots, proxies, consents or similar instruments, (d) nominating or appointing, or taking steps to cause the nomination or appointment of, certain persons (including to fill vacancies) and providing the highest level of support for the election or appointment of such persons, (e) causing the adoption of stockholders’ or shareholders’ (as applicable) resolutions and amendments to the organizational documents of the Company, (f) taking reasonable best efforts to cause members of the Board to act (subject to any applicable fiduciary duties) in a certain manner, (g) executing agreements and instruments and (h) making or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

“Ordinary Shares” means the ordinary shares of the Company.

“Permitted Transferee” means any successor entity of the Principal Shareholder. Any such transfer to a Permitted Transferee is referred to herein as a “Permitted Transfer”.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, any court, administrative agency, regulatory body, commission or other governmental authority, board, bureau or instrumentality, domestic or foreign and any subdivision thereof or other entity, and also includes any managed investment account.

“Principal Shareholder” means EG Group Limited and any Permitted Transferee of the Principal Shareholder pursuant to the definition of “Permitted Transferee”.

“Registrable Securities” means (i) any and all Ordinary Shares held by, or issuable to, a Shareholder from time to time (including upon exercise or conversion of securities that are exercisable or convertible into Ordinary Shares) and (ii) any other Capital Stock of the Company issued and issuable therefor or with respect thereto, whether by way of stock split, share split, stock dividend, share dividend, reclassification, subdivision or reorganization, recapitalization, merger, consolidation, distribution or similar event. As to any particular Registrable Securities, such securities shall cease to constitute Registrable Securities when (1) a registration statement with respect to the offering of such securities by the holder thereof shall have been declared effective under the Securities Act and such securities shall have been sold, transferred or disposed of by such Shareholder pursuant to such registration statement, (2) such securities have been sold pursuant to a Rule 144 Transfer, (3) such securities shall have been repurchased by the Company or ceased to be outstanding, or (4) such Shareholder (x) is able to dispose of all of its Registrable Securities pursuant to Rule 144 without volume, manner of sale and other limitations or restrictions on transfer thereunder, and (y) in the case of the Principal Shareholder, holds, together with its Affiliates, less than 1% of the Ordinary Shares of the Company then outstanding.

“Rule 144 Transfer” means any transfer for value conducted in accordance with Rule 144 under the Securities Act (or any successor rule).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Shareholders” means the Principal Shareholder and any other shareholders of the Company who from time to time become party to this Agreement by execution of a joinder agreement.

“Subsidiary” means, with respect to any Person, any corporation, exempted company, association, partnership, exempted limited partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, general partners or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person; (ii) such Person and one or more Subsidiaries of such Person; or (iii) one or more Subsidiaries of such Person.

“Wholly Owned Subsidiary” means, with respect to any Person, any Subsidiary of such Person, except that, solely for purposes of this definition, the reference to “more than 50%” in the definition of “Subsidiary” shall be deemed replaced by a reference to “100%”; provided, however, that directors’ qualifying shares will be disregarded for purposes of determining whether any Person is a “Wholly Owned Subsidiary” of another Person.

1.2 Rules of Construction.

(a) Unless the context requires otherwise: (i) any pronoun used in this Agreement will include the corresponding masculine, feminine or neuter forms; (ii) references to Articles and Sections refer to articles and sections of this Agreement; (iii) the terms “include,” “includes,” “including” and words of like import will be deemed to be followed by the words “without limitation”; (iv) the terms “hereof,” “hereto,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement; (v) unless the context otherwise requires, the term “or” is not exclusive and will have the inclusive meaning of “and/or”; (vi) defined terms herein will apply equally to both the singular and plural forms and derivative forms of defined terms will have correlative meanings; (vii) references to any law or statute will include all rules and regulations promulgated thereunder, and references to any law or statute will be construed as including any legal and statutory provisions consolidating, amending, succeeding or replacing the applicable law or statute; (viii) references to any Person include such Person’s successors and permitted assigns; and (ix) references to “days” are to calendar days unless otherwise indicated.

(b) The headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof.

(c) This Agreement will be construed without regard to any presumption or other rule requiring construction against the party that drafted or caused this Agreement to be drafted.

ARTICLE II

GOVERNANCE MATTERS

2.1 Shareholder Designees.

(a) As of the closing of the IPO (the “Closing”), the Company agrees with the Principal Shareholder that it shall take all Necessary Action, and, if applicable, the Shareholders agree with the Company they shall vote their Ordinary Shares, to cause the total number of directors constituting the Board to be fixed at the time of the pricing of the IPO at six directors, initially consisting of (i) Russell Colaco, Roland Smith, Bob Dennis, Steve DeSutter and Stuart Rose and (ii) one Shareholder Designees (as defined below).

Gary Lindsay shall initially be deemed to be Shareholder Designees described in clause (ii) above as of the Closing.

(b) For so long as the Principal Shareholder Beneficially Owns at least a number of Ordinary Shares representing the percentages shown below with respect to the number of Ordinary Shares outstanding, the Principal Shareholder shall have the right, but not the obligation, to designate for election to the Board the number of directors set forth below (the “Shareholder Designees”) and the Company agrees with the Principal Shareholder it shall take all Necessary Action, and, if applicable, each Shareholder agrees with the Company, and only with the Company, that it shall vote its shares, to include in the slate of nominees recommended by the Board for election as directors at each applicable annual or special meeting of shareholders at which directors are to be elected that number of Shareholder Designees that, if elected, will result in the number of Shareholder Designees serving on the Board that is shown below:

Percentage	Number of Directors
50% or greater	At least 50% of the Board

Less than 50% but greater than or equal to 25%	3

Less than 25% but greater than or equal to 10%	2

Less than 10%	0

For the avoidance of doubt, no delay by the Principal Shareholder in nominating its Shareholder Designees shall impair its right to subsequently nominate its Shareholder Designees.

The Company agrees with the Principal Shareholder that, to the fullest extent permitted by applicable law (including any applicable fiduciary duties), taking all Necessary Action to effectuate the above will include, among other things, (A) nominating and recommending each Shareholder Designee to be elected as a director and included in the slate of nominees in the class to be elected or appointed to the Board at the next (and each applicable subsequent) annual or special meeting of shareholders at which directors are to be elected, (B) recommending that shareholders vote in favor of any such Shareholder Designee, (C) soliciting proxies or consents in favor of each Shareholder Designee, and (D) without limiting the foregoing, otherwise using its best efforts to cause such nominees who are Shareholder Designees to be elected to the Board, including providing at least as high a level of support for the election of such nominees as it provides to any other individual standing for election as a director. For the avoidance of doubt, the rights granted to the Shareholders to designate for nomination for election members of the Board are additive to, and not intended to limit in any way, the rights that the Principal Shareholder may have to nominate, elect, fill vacancies or remove directors under the Articles of Association or the Companies Act (as Revised) of the Cayman Islands.

(c) The Principal Shareholder shall have the right, but not the obligation, to designate one observer to the compensation committee of the Board. Such observer shall receive all notice, materials and other information or presentations that are received by the members of the compensation committee, concurrently with such receipt by the members of the compensation committee.

(d) If the size of the Board shall, with the Principal Shareholder’s prior written consent pursuant to Section 2.2 below, be increased above six members, the Principal Shareholder shall have the right to designate a proportionate number of persons for nomination and election to the Board (rounded up to the nearest whole, even number). For the avoidance of doubt, if the size of the Board shall, with the Principal Shareholder’s prior written consent pursuant to Section 2.2 below be decreased below six members, the Principal Shareholder shall have the right to designate the same number of persons for nomination and election to the Board as set forth in Section 2.1(b) above.

(e) Except as provided in Section 2.1(b) with respect to decreases in ownership of the Principal Shareholder, the Principal Shareholder shall have the exclusive right to designate directors for nomination and election to the Board to fill vacancies (for the remainder of the then current term) created by reason of death, disability, removal or resignation or otherwise of its Shareholder Designees to the Board, and the Company agrees, and each of the Shareholders agrees with the Company, and only with the Company, that it shall take all Necessary Action to cause any such vacancies to be filled by replacement directors designated by the Principal Shareholder as promptly as reasonably practicable.

(f) The Company agrees, to the fullest extent permitted by applicable law, to include in the slate of nominees recommended by the Board for election at any meeting of shareholders (and in any election by written consent) called for the purpose of electing as directors the persons nominated pursuant to this Section 2.1 and to nominate and recommend each such individual to be elected as a director of the Company as provided herein, and to use the same efforts to cause the election of such nominees as it uses to cause other nominees recommended by the Board to be elected, including soliciting proxies or consents in favor thereof. The Company shall, to the fullest extent permitted by applicable law and to the extent such actions are within the Company’s control, take all actions necessary at any time and from time to time so that a Shareholder Designee will not be removed from the Board without the approval of the Principal Shareholder, so long as the Principal Shareholder is entitled to such Shareholder Designee pursuant to Section 2.1(b).

(g) The organizational documents of the Company shall at all times include a waiver of any interest or expectancy of the Company or any such Subsidiary in, or in being offered an opportunity to participate in, any business opportunity, and of any other “corporate opportunity” or similar restriction, in favor of the Principal Shareholder, and their respective Affiliates of the foregoing to the fullest extent permitted by law.

(h) For the avoidance of doubt, for so long as the Company qualifies as a “controlled company” pursuant to the rules of the relevant exchange on which it is listed, the Company may, but is not required to, avail itself of all available “controlled company” exceptions to the corporate governance listing standards of any securities exchange on which Ordinary Shares are listed.

(i) Each Shareholder shall agree to maintain the confidentiality of all information received by such Shareholder pursuant to Article III hereof (“Confidential Information”) and shall not disclose any Confidential Information to any person or entity, except as permitted herein. Confidential Information received by a Shareholder may be disclosed:

(1) with respect to any Shareholder, to its Affiliates or its or their respective directors, officers, employees and authorized representatives (including attorneys, accountants, consultants, bankers and financial advisors) (such Persons, collectively, with respect to any Person, such Person’s “Representatives”); provided such Representatives owe a contractual or other duty of confidentiality to such Shareholder or any of its Affiliates with respect to any Confidential Information so disclosed;

(2) by any Shareholder, and each of its Representatives, to the extent the Company consents in writing;

(3) except as may be required by applicable law, as requested by any applicable governmental entity or under the rules of any stock exchange upon which such Shareholder’s or any of its Affiliates’ securities are listed or traded; provided, however, that, prior to making such a disclosure, such Person has, to the extent practicable and permitted under applicable law, applicable governmental entity, or stock exchange, consulted with the Company regarding the scope, timing and contents of such disclosure; and

(4) any such Shareholder Designee may disclose confidential information to representatives of the Principal Shareholder and its Affiliates.

(j) For the avoidance of doubt, for so long as any Shareholder Designees serve as directors of the Company, the Company shall take all Necessary Action, and each Shareholder agrees with the Company, and only with the Company, that it shall vote its shares as to cause the Company, to provide each such Shareholder Designee with the rights to exculpation, indemnification and advancement of expenses that are not less favorable to any such Shareholder Designee than those it provides to any other non-employee directors serving on the Board.

(k) For greater certainty, although the obligations set forth in this Agreement are binding upon the parties hereto and any failure to comply herewith will constitute a breach of this Agreement, this Section 2.1 does not amend the voting rights of any class of Ordinary Shares set forth under the Articles of Association.

2.2 Consent Rights. Subject to Section 2.3, so long as the Principal Shareholder Beneficially Owns at least 25% of the outstanding Ordinary Shares, in addition to any vote required by law or the applicable governing documents, the Company shall not take, and shall take all Necessary Action to cause its Subsidiaries not to take, directly or indirectly (whether by amendment, merger, consolidation, reorganization or otherwise), any of the following actions without the prior written consent of the Principal Shareholder, which consent may be withheld for any reason or no reason:

(a) undertake any liquidation, dissolution or winding up of the Company;

(b) any mergers, consolidation or other transaction that, if consummated, would constitute a Change in Control or entering into any definitive agreement or series of related agreements that govern any transaction or series of related transactions that, if consummated, would result in a Change in Control;

(c) the redomicilation of the Company to any jurisdiction or any other corporate actions achieving a substantially similar effect; and

(d) amendments to, or modification or repeal of, organizational documents (such as the Articles of Association of the Company or equivalent organizational documents of the Company’s Subsidiaries).

2.3 Limitations on Company Actions. For the avoidance of doubt, the parties acknowledge and agree that the actions described in Sections 2.2(a) and 2.2(d) may, as a matter of Cayman Islands law, be effected by special resolution passed by the Company’s shareholders and that any purported contractual fetter or restriction on such powers of the Company’s shareholders may be unenforceable as a matter of Cayman Islands law. Accordingly, for so long as the Principal Shareholder Beneficially Owns at least 25% of the outstanding Ordinary Shares, in respect of Sections 2.2(a) and 2.2(d), without the prior written consent of the Principal Shareholder, the Company shall, to the extent consistent with the fiduciary duties that the Company’s directors have in such capacity: (a) refrain from proposing, supporting or recommending any such proposal or resolution; (b) not take any action that would facilitate the passing of any such resolution; (c) actively oppose any such proposal or resolution proposed by any other Person; (d) vote, or cause to be voted, any Ordinary Shares over which the Company or any of its Subsidiaries has voting control against any such resolution; and (e) promptly (and in any event within two (2) Business Days) notify the Principal Shareholder in writing upon becoming aware of any proposal or intention by any Person to propose any such resolution.

ARTICLE III

COVENANTS

3.1 Information Rights.

For so long as (i) a Shareholder is entitled to designate a Shareholder Designee for election to the Board or (ii) the director nominated by such Shareholder continues to serve on the Board, such Shareholder shall, in each case, have the right to:

(a) inspect, review and/or make copies and extracts from the books and records of the Company or any of its Subsidiaries;

(b) discuss the affairs, finances and condition of the Company or any of its Subsidiaries with the management of the Company;

(c) if requested, receive (i) monthly management operational and financial reports that are prepared by the Company in the ordinary course of its business and (ii) investment management reports regarding the Company’s investment performance, and the Company shall use reasonable efforts to provide all such requested reports not later than 20 days after the end of each month; and

(d) reasonably request other appropriate information,

provided, however, that the Company shall not be required to provide any such additional information if the Board, acting in good faith, determines that the disclosure of such information could have a materially adverse effect on the financial condition, business or prospects of the Company on a consolidated basis.

ARTICLE IV

REGISTRATION RIGHTS

4.1 Demand and Piggyback Rights.

(a) Right to Demand a Registered Offering. Upon the demand of the Principal Shareholder, the Company will facilitate in the manner described in this Agreement a registered offering Registrable Securities requested by the demanding Shareholders to be included in such offering. A demand by Shareholders for a registered underwritten offering may not be made unless the Registrable Securities requested to be sold by the demanding Shareholders in such offering have an aggregate market value (based on the most recent closing price of the Ordinary Shares at the time of the demand) of at least $50 million or such lesser amount if all Registrable Securities held by the demanding Shareholders are requested to be sold. Any demanded registered offering may, at the Company’s option, include Ordinary Shares to be sold by the Company for its own account and will also include Registrable Securities to be sold by other Shareholders or Ordinary Shares held by other holders with similar rights, if any, that exercise their related piggyback rights on a timely basis, in each case subject to Section 4.2 hereof.

(b) Right to Piggyback on a Non-Shelf Registered Offering. In connection with any registered offering of Ordinary Shares registered on a non-shelf registration statement (whether pursuant to the exercise of demand rights or at the initiative of the Company), the Shareholders may exercise piggyback rights to have included in such offering Registrable Securities held by them. The Company will facilitate in the manner described in this Agreement any such non-shelf registered offering.

(c) Shelf Registration. Upon becoming eligible to file a shelf registration on Form F-3 or similar form (such registration statement, a “Shelf Registration Statement”), the Company will use its reasonable best efforts to file a Shelf Registration Statement registering Registrable Securities held by any Shareholders at such time, or from time to time and to promptly thereafter cause the Securities and Exchange Commission (the “SEC”) to declare such Shelf Registration Statement effective and to maintain the effectiveness of such registration statement. If at any time or from time to time, the Company proposes to file a primary Shelf Registration Statement for itself or a resale Shelf Registration Statement on behalf of any other securityholder of the Company, for a delayed or continuous offering pursuant to Rule 415 under the Securities Act or any successor rule thereto, then the Company shall give each Shareholder written notice prior to filing such Shelf Registration Statement and, upon the written request of any Shareholder, the Company shall include in such Shelf Registration Statement a number of Registrable Securities held by such Shareholder equal to the aggregate number of Registrable Securities requested to be included by such Shareholder. The Company will use reasonable best efforts as promptly as reasonably practicable to become and remain eligible to use Form F-3, or similar form. If at the time of such request the Company is a “well-known seasoned issuer” (as defined in Rule 405 under the Securities Act), such Shelf Registration Statement may register an unspecified number of Ordinary Shares to be sold by the Company and the Shareholders and include only a generic description of the holder of such securities.

(d) Demand and Piggyback Rights for Shelf Takedowns. Upon the demand of one or more Shareholders made at any time and from time to time, the Company will facilitate in the manner described in this Agreement a “takedown” of Registrable Securities off of an effective Shelf Registration Statement. In connection with any underwritten shelf takedown (whether pursuant to the exercise of such demand rights or at the initiative of the Company), the Shareholders may exercise piggyback rights to have included in such takedown Registrable Securities held by them that are registered on such Shelf Registration Statement. Notwithstanding the foregoing, Shareholders may not demand an underwritten shelf takedown for an offering unless the Registrable Securities requested to be sold by the demanding Shareholders in such takedown have an aggregate market value (based on the most recent closing price of the Ordinary Shares at the time of the demand) of at least $50 million or such lesser amount if all Registrable Securities held by the demanding Shareholders are requested to be sold. For the avoidance of doubt, the number of demands exercisable by the Principal Shareholder shall be unlimited, subject to the other restrictions set forth in this Agreement.

(e) Limitations on Demand and Piggyback Rights. If a demand has been made for a non-shelf registered offering or for an underwritten takedown, no further demands may be made so long as the related offering is still being pursued. Notwithstanding anything in this Agreement to the contrary, the Shareholders will not have piggyback or other registration rights with respect to registered primary offerings by the Company (i) in connection with registrations on Form S-4 or Form S-8 promulgated by the SEC or any successor or similar forms, (ii) where the Ordinary Shares are not being sold for cash or (iii) where the offering is a bona fide offering of securities other than Ordinary Shares, even if such securities are convertible into or exchangeable or exercisable for Ordinary Shares.

(f) Deferral. The Company may delay the filing, initial effectiveness or continued use of a registration statement or prospectus included in any registration statement, if the Board determines in good faith that it would be materially detrimental to the Company or its shareholders for sales of securities to be made because such action would: (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) conflict with any laws or regulations applicable to the Company in any material respect to the Company; (iii) based on the advice of the Company’s outside counsel, require disclosure of material non-public information that the Company has a bona fide business purpose for preserving as confidential; or (iv) render the Company unable to comply with requirements under the Securities Act or the Exchange Act; provided that all Shareholders shall be treated consistently in connection with each such determination; and provided further, that the

Company shall promptly notify each Shareholder in writing of any such determination; and provided further, that any such delay may not last more than 45 days, the Company may not use this right more than twice in any 12 month period and such delays may not be in effect more than 90 days during any 12 month period; and provided further, that the Company shall not register any securities for its own account or that of any other security holder during any such deferral or suspension. In the event of any deferral or suspension pursuant to this Section 4.1(f), the Company shall (i) use its reasonable best efforts to keep the requesting Shareholder, if applicable, apprised of the estimated length of the anticipated delay; and (ii) notify the requesting Shareholder promptly upon termination of the deferral or suspension. After the expiration of the deferral or suspension period and without any further request from the requesting Shareholder to the extent such requesting Shareholder has not withdrawn the request, the Company shall as promptly as reasonably practicable effect the request. For the avoidance of doubt, the Company may not defer or delay the preparations for any such sale pursuant to this Section 4.1(f).

(g) Underwritten Block Trades. If the Principal Shareholder wishes to consummate a block trade (on either an SEC registered or non-registered basis), then notwithstanding the time periods and piggyback rights otherwise provided herein, the Principal Shareholder shall, if it would like the assistance of the Company, endeavor to give the Company sufficient advance notice in order to prepare the appropriate documentation for such transaction. The Principal Shareholder, if requesting an SEC registered underwritten block trade, shall give the Company written notice of the transaction and the anticipated launch date of the transaction at least five (5) business days prior to the anticipated launch date of the transaction. The Company shall not be required to notify the other Shareholders of the proposed block trade.

4.2 Notices, Cutbacks and Other Matters.

(a) Notifications Regarding Registration Statements and Shelf Takedowns. In order for one or more Shareholders to exercise their right to demand that a registration statement be filed, they must so notify the Company in writing indicating the number of Registrable Securities sought to be registered and the proposed plan of distribution. The Company will use its best efforts to keep the Shareholders reasonably apprised of all pertinent aspects of its pursuit of any registration or Shelf Takedown, whether pursuant to a Shareholder demand or otherwise, with respect to which a piggyback opportunity is available (and in any event, provide written notice of such registration statement or Shelf Takedown at least five (5) business days before a filing of a registration statement or Shelf Takedown). Pending any required public disclosure and subject to applicable legal requirements, the parties will maintain the confidentiality of these discussions.

(b) Notifications Regarding Registration Piggyback Rights. Any Shareholder wishing to exercise its piggyback rights with respect to a registration statement must notify the Company and the other Shareholders of the number of Registrable Securities it seeks to have included in such registration statement. Such notice must be given as soon as practicable, but in no event later than 5:00 pm, New York City time, on the third trading day prior to (i) if applicable, the date on which the preliminary prospectus intended to be used in connection with pre-effective marketing efforts for the relevant offering is expected to be finalized, and (ii) if no marketing takes place, the date on which the pricing of the relevant offering is expected to occur.

(c) Plan of Distribution, Underwriters and Counsel. If (i) a majority of the Ordinary Shares proposed to be sold in an underwritten offering through a non-shelf registration statement or through a shelf takedown are being sold by the Company for its own account and (ii) such offering was initiated by the Company and not by any Shareholder, the Company will be entitled to determine the plan of distribution and select the managing underwriters for such offering. Otherwise, the Shareholders holding a majority of the Registrable Securities requested to be included in such offering will be entitled to determine the plan of distribution and select the managing underwriters, and such majority will also be entitled to select counsel for the selling Shareholders in any transaction (which may be the same as counsel for the Company). In the case of a Shelf Registration Statement, the plan of distribution in the base prospectus will provide as much flexibility as is reasonably possible, including with respect to resales by transferees and pledgees of Shareholders.

(d) Cutbacks. If the managing underwriters advise the Company and the selling Shareholders that, in their good faith opinion, the number of Ordinary Shares requested to be included in an underwritten offering exceeds the amount that can be sold in such offering without adversely affecting the successful marketing including, but not limited to, the pricing, timing or distribution, of the Ordinary Shares being offered, such offering will include only the number of Ordinary Shares that the underwriters advise can be sold in such offering.

(1) In the case of a registered offering upon the demand of one or more Shareholders other than the Principal Shareholder, the selling Shareholders (including those Shareholders exercising piggyback rights pursuant to Section 4.1(b)) collectively will have first priority and will be subject to cutback pro rata based on the number of Registrable Securities owned by such Shareholder at the time of such offering. To the extent of any remaining capacity, all other shareholders having similar registration rights will have second priority and will be subject to cutback pro rata based on the number of Ordinary Shares owned by such shareholder at the time of such offering. To the extent of any remaining capacity, the Company will have third priority.

(2) In the case of a registered offering upon the demand of the Principal Shareholder, the Principal Shareholder will have first priority. To the extent of any remaining capacity, the selling Shareholders (including those Shareholders exercising piggyback rights pursuant to Section 4.1(b)) collectively will have second priority and will be subject to cutback pro rata based on the number of Registrable Securities owned by such Shareholder at the time of such offering. To the extent of any remaining capacity, all other shareholders having similar registration rights will have third priority and will be subject to cutback pro rata based on the number of Ordinary Shares owned by such shareholder at the time of such offering. To the extent of any remaining capacity, the Company will have fourth priority.

(3) In the case of a registered offering upon the initiative of the Company, the Company will have first priority. To the extent of any remaining capacity, the selling Shareholders as a group will have second priority and will be subject to cutback pro rata based on the number of Registrable Securities owned by such Shareholder at the time of such offering. To the extent of any remaining capacity, all other shareholders having similar registration rights as a group will have third priority and will be subject to cutback pro rata based on the number of Ordinary Shares owned by such shareholder at the time of such offering.

(e) Withdrawals. Even if Registrable Securities held by a Shareholder have been part of a registered underwritten offering, such Shareholder may, no later than the time at which the public offering price and underwriters’ discount are determined with the managing underwriter, decline to sell all or any portion of the Registrable Securities being offered for its account.

(f) Lockups. In connection with any underwritten offering of Ordinary Shares following the IPO, the Company and each participating Shareholder hereby agree, and the Company shall use its reasonable best efforts to cause its directors and executive officers to agree, to be bound by the underwriting agreement’s lockup restrictions (which must apply, and continue to apply, in like manner to all of them) that are agreed to by the Company or by directors, officers and other selling shareholders; provided, however, that in no event following the IPO shall such lockup restrictions last more than 90 days; provided, further, if any party to a lock-up is released from its holdback period by the underwriters prior to the end of the applicable holdback period, then each other Shareholder shall be similarly released to the same extent and on a pro rata basis.

(g) Expenses. All expenses incurred in connection with any registration statement or registered offering covering Registrable Securities held by Shareholders, including, without limitation, all registration and filing fees, Financial Industry Regulatory Authority filing fees, printing expenses, fees and disbursements of counsel to the Company and to the Shareholders (provided that the Company shall only be responsible for the fees and disbursements of one outside counsel for all of the Shareholders) and of the independent certified public accountants, and the expense of qualifying such Registrable Securities under state blue sky laws, will be borne by the Company. However, underwriters’, brokers’ and dealers’ discounts and commissions applicable to Registrable Securities sold for the account of a Shareholder will be borne by such Shareholder.

(h) Other Registration Rights. If the Company shall at any time hereafter provide to any holder of any securities of the Company rights with respect to the registration of such securities under the Securities Act, such rights shall not be in conflict with or adversely affect any of the rights provided to the holders of Registrable Securities in, or conflict (in a manner that adversely affects holders of Registrable Securities) with any other provisions included in, this Agreement.

4.3 Facilitating Registrations and Offerings.

(a) General. If the Company becomes obligated under this Agreement to facilitate a registration and offering of Registrable Securities on behalf of the Shareholders, the Company will do so with the same degree of care and dispatch as would reasonably be expected in the case of a registration and offering by the Company of Ordinary Shares for its own account. Without limiting this general obligation, the Company will fulfill its specific obligations as described in this Section 4.3.

(b) Registration Statements. In connection with each registration statement that is demanded by the Shareholders or as to which piggyback rights otherwise apply, the Company will:

(1) (i) prepare and file (or confidentially submit) with the SEC a registration statement (which, for the avoidance of doubt, may be a registration statement on F-1) covering the applicable Registrable Securities, (ii) prepare and file (or confidentially submit) such amendments or supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period ending when all of the securities covered by such registration statement have been disposed of in accordance with the intended methods of distribution by the sellers thereof set forth in such registration statement (but not in any event before the expiration of any longer period required under the Securities Act or, if such registration statement relates to an underwritten public offering, such longer period as in the opinion of counsel for the underwriters a prospectus is required by law to be delivered in connection with the sale of Registrable Securities by an underwriter or dealer), (iii) seek the effectiveness thereof, and (iv) file with the SEC prospectuses and prospectus supplements as may be required, all in consultation with the Shareholders and as reasonably necessary in order to permit the offer and sale of such Registrable Securities in accordance with the applicable plan of distribution;

(2) within a reasonable time prior to the filing of any registration statement, any prospectus, any amendment to a registration statement, amendment or supplement to a prospectus or any free writing prospectus, provide copies of such documents to the selling Shareholders and to the underwriter or underwriters of an underwritten offering, if applicable, and to their respective counsel; fairly consider such reasonable changes in any such documents prior to or after the filing thereof as the counsel to the Shareholders or the underwriter or the underwriters may request; and make such of the representatives of the Company as shall be reasonably requested by the selling Shareholders or any underwriter available for discussion of such documents;

(3) cause each registration statement and the related prospectus and any amendment or supplement thereto, as of the effective date of such registration statement, amendment or supplement and during the distribution of the registered Ordinary Shares (x) to comply in all material respects with the requirements of the Securities Act and the rules and regulations of the SEC and (y) not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading;

(4) notify each Shareholder promptly, and, if requested by such Shareholder, confirm such advice in writing, (i) when a registration statement has become effective and when any post-effective amendments and supplements thereto become effective if such registration statement or post-effective amendment is not automatically effective upon filing pursuant to Rule 462 under the Securities Act, (ii) of the issuance by the SEC or any state securities authority of any stop order, injunction or other order or requirement suspending the effectiveness of a registration statement or the initiation or threatening of any proceedings for that purpose, (iii) if, between the effective date of a registration statement and the closing of any sale of securities covered thereby pursuant to any agreement to which the Company is a party, the representations and warranties of the Company contained in such agreement cease to be true and correct in all material respects or if the Company receives any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation of any proceeding for such purpose, and (iv) of the happening of any event during the period a registration statement is effective as a result of which such registration statement or the related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading and, if required by applicable law, prepare and file a supplement or amendment to such registration statement or prospectus so that, as thereafter delivered to the purchasers of Registrable Securities registered thereby, such registration statement or prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;

(5) furnish counsel for each underwriter, if any, and for the Shareholders copies of any correspondence with the SEC or any state securities authority relating to the registration statement or prospectus;

(6) otherwise comply with all applicable rules and regulations of the SEC, including making available to its security holders an earnings statement covering at least 12 months which shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any similar provision then in force); and

(7) use all reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of a registration statement at the earliest possible time.

(c) Non-Shelf Registered Offerings and Shelf Takedowns. In connection with any non-shelf registered offering or shelf takedown that is demanded by the Shareholders or as to which piggyback rights otherwise apply, the Company will:

(1) cooperate with the selling Shareholders and the sole underwriter or managing underwriter(s) of an underwritten offering of Registrable Securities, if any, to facilitate the timely preparation and delivery of certificates representing the Ordinary Shares to be sold and not bearing any restrictive legends; and enable such shares to be in such denominations (consistent with the provisions of the governing documents thereof) and registered in such names as the selling Shareholders or the sole underwriter or managing underwriter(s) of an underwritten offering of Registrable Securities, if any, may reasonably request at least five days prior to any sale of such Registrable Securities;

(2) furnish to each Shareholder and to each underwriter, if any, participating in the relevant offering, without charge, as many copies of the applicable prospectus, including each preliminary prospectus, and any amendment or supplement thereto and such other documents as such Shareholder or underwriter may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities; the Company hereby consents to the use of the prospectus, including each preliminary prospectus, by each such Shareholder and underwriter in connection with the offering and sale of the Registrable Securities covered by the prospectus or the preliminary prospectus;

(3) use all reasonable efforts to register or qualify the Registrable Securities being offered and sold, no later than the time the applicable registration statement becomes effective, under all applicable state securities or “blue sky” laws of such jurisdictions as each underwriter, if any, or any Shareholder holding Registrable Securities covered by a registration statement, shall reasonably request; (i) use all reasonable efforts to keep each such registration or qualification effective during the period such registration statement is required to be kept effective; (ii) comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in the registration statement and (iii) do any and all other acts and things which may be reasonably necessary or advisable to enable each such underwriter, if any, and Shareholder to consummate the disposition in each such jurisdiction of such Registrable Securities owned by such Shareholder; provided, however, that the Company shall not be obligated to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to consent to be subject to general service of process (other than service of process in connection with such registration or qualification or any sale of Registrable Securities in connection therewith) in any such jurisdiction;

(4) cause all Registrable Securities being sold to be qualified for inclusion in or listed on the principal U.S. securities exchange on which the Ordinary Shares are then so qualified or listed;

(5) cooperate and assist in any filings required to be made with Financial Industry Regulatory Authority and in the performance of any due diligence investigation by any underwriter in an underwritten offering;

(6) use all reasonable efforts to facilitate the distribution and sale of any Registrable Securities to be offered pursuant to this Agreement, including without limitation by making road show presentations, holding meetings with and making calls to potential investors and taking such other actions as shall be requested by the Shareholders or the lead managing underwriter of an underwritten offering; and

(7) enter into customary agreements (including, in the case of an underwritten offering, underwriting agreements in customary form, and including provisions with respect to indemnification and contribution in customary form and consistent with the provisions relating to indemnification and contribution contained herein) and take all other customary and appropriate actions in order to expedite or facilitate the disposition of such Registrable Securities and in connection therewith:

(i) make such representations and warranties to the selling Shareholders and the underwriters, if any, in form, substance and scope as are customarily made by issuers to underwriters in similar underwritten offerings;

(ii) obtain opinions of counsel to the Company and updates thereof (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the lead managing underwriter, if any) addressed to each selling Shareholder and the underwriters, if any, covering the matters customarily covered in opinions and negative assurance letters requested in sales of securities or underwritten offerings and such other matters as may be reasonably requested by such Shareholders and underwriters;

(iii) obtain “cold comfort” letters and updates thereof from the Company’s independent certified public accountants addressed to the selling Shareholders, if permissible, and the underwriters, if any, which letters shall be customary in form and shall cover matters of the type customarily covered in “cold comfort” letters to underwriters in connection with primary underwritten offerings;

(iv) to the extent requested by the Shareholders, cause the Company’s directors and executive officers to enter into lock-up agreements in customary form; and

(v) to the extent requested and customary for the relevant transaction, enter into a securities sales agreement with the Shareholders providing for, among other things, the appointment of such representative as agent for the selling Shareholders for the purpose of soliciting purchases of Registrable Securities, which agreement shall be customary in form, substance and scope and shall contain customary representations, warranties and covenants.

The above shall be done at such times as customarily occur in similar registered offerings or shelf takedowns.

(d) Due Diligence. In connection with each registration and offering of Registrable Securities to be sold by Shareholders, the Company will, in accordance with customary practice, make available for inspection by representatives of the Shareholders participating in such offering and underwriters and any counsel or accountant retained by such Shareholder or underwriters all relevant financial and other records, pertinent corporate documents and properties of the Company and cause appropriate officers, managers and employees of the Company to supply all information reasonably requested by any such representative, underwriter, counsel or accountant in connection with their due diligence exercise.

(e) Information from Shareholders. Each Shareholder that holds Registrable Securities covered by any registration statement will furnish to the Company such information regarding itself as is required to be included in the registration statement, the ownership of Registrable Securities by such Shareholder and the proposed distribution by such Shareholder of such Registrable Securities as the Company may from time to time reasonably request in writing.

4.4 Indemnification.

(a) Indemnification by the Company. In the event of any registration under the Securities Act by any registration statement pursuant to rights granted in this Agreement of Registrable Securities held by the Shareholders, the Company will indemnify and hold harmless each Shareholder and each Shareholder’s officers, directors, employees, partners, shareholders, affiliates and agents and each Person, if any, who controls such Shareholder, within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, and each underwriter, if any, and each Person who controls any underwriter, of the Registrable Securities held (directly or indirectly through any funds) by or issuable to such Shareholder, against any losses, claims, damages, or liabilities (including legal fees and costs of court), joint or several, to which the Shareholders or such underwriter or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, or liabilities (or any actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact (i) contained in any registration statement under which such securities were registered under the Securities Act or any amendment or supplement to any of the foregoing, and which arise out of or are based upon the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) contained in any preliminary prospectus, if used prior to the effective date of such registration statement, in the final prospectus (as amended or supplemented if the Company shall have filed with the SEC any amendment or supplement to the final prospectus), any free writing prospectus, any testing-the-waters materials or any road show, and which arise out of or are based upon the omission or alleged omission (if so used) to state a material fact required to be stated in such prospectus or necessary to make the statements in such prospectus not misleading in light of the circumstances in which they were made; and will reimburse the Shareholders and each such underwriter and each such controlling person for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, or liability; provided, however, that the Company shall not be liable to any Shareholder or its underwriters or controlling persons in any such case to the extent that any such loss, claim, damage, or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement or such amendment or supplement, in reliance upon and in conformity with information furnished to the Company by such Shareholder or such underwriter in writing specifically for use in the preparation thereof. The Company and the Shareholders hereby acknowledge and agree that, unless otherwise expressly agreed to in writing by the applicable Shareholders, the only information furnished or to be furnished to the Company for such use are statements specifically relating to (a) the beneficial ownership of Ordinary Shares by such Shareholder and its Affiliates and (b) the name and address of such Shareholder.

(b) Indemnification by the Shareholders. Each Shareholder will indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 4.4(a)) the Company, each director of the Company, each officer of the Company who shall sign the registration statement, and any person who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, against any losses, claims, damages, or liabilities (including legal fees and costs of court), joint or several, to which the Company or such controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, or liabilities (or any actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact (i) contained, on its effective date, in any registration statement under which such securities were registered under the Securities Act or any amendment or supplement to any of the foregoing, and which arise out of or are based upon the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) contained in any preliminary prospectus, if used prior to the effective date of such registration statement, in the final prospectus (as amended or supplemented if the Company shall have filed with the SEC any amendment or supplement to the final prospectus), any free writing prospectus, any testing-the-waters materials or any road show, and which arise out of or are based upon the omission or alleged omission (if so used) to state a material fact required to be stated in such prospectus or necessary to make the statements in such prospectus not misleading in light of the circumstances in which they were made, if such statement or omission was made in reliance upon and in conformity with information furnished to the Company by such Shareholder in writing specifically regarding such Shareholder for use in the preparation of such registration statement or amendment or supplement, provided, however, that the liability of each Shareholder hereunder shall be limited to the net proceeds received by such Shareholder from the sale of securities under such Registration Statement.

(c) Indemnification Procedures. Promptly after receipt by an indemnified party of notice of the commencement of any action involving a claim referred to in Section 4.4(a) or Section 4.4(b), the indemnified party will, if a resulting claim is to be made or may be made against an indemnifying party, give written notice to the indemnifying party of the commencement of the action. The failure of any indemnified party to give notice shall not relieve the indemnifying party of its obligations in this Section 4.4, except to the extent that the indemnifying party is actually prejudiced by the failure to give notice. If any such action is brought against an indemnified party, the indemnifying party will be entitled to participate in and to assume the defense of the action with counsel reasonably satisfactory to the indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume defense of the action, the indemnifying party will not be liable to such indemnified party for any legal or other expenses incurred by the latter in connection with the action’s defense. An indemnified party shall have the right to employ separate counsel in any action or proceeding and participate in the defense thereof, but the fees and expenses of such counsel shall be at such indemnified party’s expense unless (i) the employment of such counsel has been specifically authorized in writing by the indemnifying party, which authorization shall not be unreasonably withheld, (ii) the indemnifying party has not assumed the defense and employed counsel reasonably satisfactory to the indemnified party within 30 days after notice of any such action or proceeding, or (iii) the named parties to any such action or proceeding (including any impleaded parties) include the indemnified party and the indemnifying party and the indemnified party shall have been advised by such counsel that there may be one or more legal defenses available to the indemnified party that are different from or additional to those available to the indemnifying party (in which case the indemnifying party shall not have the right to assume the defense of such action or proceeding on behalf of the indemnified party), it being understood, however, that the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to all local counsel which is necessary, in the good faith opinion of both counsel for the indemnifying party and counsel for the indemnified party in order to adequately represent the indemnified parties) for the indemnified party and that all such fees and expenses shall be reimbursed as they are incurred upon written request and presentation of invoices. Whether or not a defense is assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its consent. No indemnifying party will consent to entry of any judgment or enter into any settlement which (i) does not include as an unconditional term the giving by the claimant or plaintiff, to the indemnified party, of a release from all liability in respect of such claim or litigation or (ii) involves the imposition of equitable remedies or the imposition of any non-financial obligations on the indemnified party.

(d) Contribution. If the indemnification required by this Section 4.4 from the indemnifying party is unavailable to or insufficient to hold harmless an indemnified party in respect of any indemnifiable losses, claims, damages, liabilities, or expenses, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities, or expenses in such proportion as is appropriate to reflect (i) the relative benefit of the indemnifying and indemnified parties and (ii) if the allocation in clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect the relative benefit referred to in clause (i) and also the relative fault of the indemnified and indemnifying parties, in connection with the actions which resulted in such losses, claims, damages, liabilities, or expenses, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact, has been made by, or relates to information supplied by, such indemnifying party or parties, and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damage, liabilities, and expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding. The Company and the Shareholders agree that it would not be just and equitable if contribution pursuant to this Section 4.4(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the prior provisions of this Section 4.4(d). Notwithstanding the provisions of this Section 4.4(d), no Shareholder will be required to contribute any amount in excess of the net proceeds received by such Shareholder from the sale of securities under such Registration Statement. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such a fraudulent misrepresentation.

(e) Non-Exclusive Remedy. The indemnification and contribution provided for under this Agreement will be in addition to any other rights to indemnification or contribution that any indemnified party may have pursuant to law or contract (and the Company and its Subsidiaries shall be considered the indemnitors of first resort in all such circumstances to which this Section 4.4 applies) and will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and will survive the transfer of Registrable Securities and the termination or expiration of this Agreement.

4.5 Rule 144.

(a) If the Company is subject to the requirements of Section 13, 14 or 15(d) of the Exchange Act, the Company covenants that it will file any reports required to be filed by it under the Securities Act and the Exchange Act (or, if the Company is subject to the requirements of Section 13, 14 or 15(d) of the Exchange Act but is not required to file such reports, it will, upon the request of the Principal Shareholder, make publicly available such information) and it will take such further action as any Shareholder may reasonably request, so as to enable such Shareholder to sell Ordinary Shares without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 under the Securities Act, as such rule may be amended from time to time, or (b) any similar rule or regulation hereafter adopted by the SEC (including coordinating with its legal counsel in respect of the rendering by such counsel of any legal opinion which may be required in connection with a sale or transfer under Rule 144 and otherwise reasonably cooperating with the Company’s transfer agent to facilitate such sale or transfer). Upon the request of any Shareholder, the Company will deliver to such Shareholder a written statement as to whether it has complied with such requirements.

ARTICLE V

TERMINATION

5.1 Termination. This Agreement will terminate upon the earlier to occur of (a) as to any Shareholder, the later of (i) such time at which such Shareholder no longer has the right to designate an individual for nomination to the Board under this Agreement and (ii) such time at which such Shareholder and its Affiliates cease to hold any Registrable Securities and (b) the delivery of written notice to the Company by the Shareholders party hereto effecting the termination of this Agreement. Any Shareholder may terminate this Agreement as to itself upon delivery of written notice to the Company. Notwithstanding the foregoing, Section 4.4 shall survive any termination of this Agreement by a Shareholder with respect to such Shareholder.

ARTICLE VI

MISCELLANEOUS

6.1 Notices. All notices, requests, demands and other communications under this Agreement will be in writing and will be personally delivered, sent by internationally recognized overnight courier, mailed by registered or certified mail or be sent by electronic mail (provided no “bounce back,” out of office reply, or notice of non-delivery is received) to such party at the address set forth below (or such other address as will be specified by like notice). Notices will be deemed to have been duly given hereunder if (a) personally delivered, when received, (b) sent by internationally recognized overnight courier, one business day after being sent by internationally recognized overnight courier, and (c) sent by electronic mail (provided no “bounce back,” out of office reply, or notice of non-delivery is received), on the date sent so long as such communication is transmitted before 5:00 p.m. on a business day in the time zone of the receiving party, otherwise, on the next business day.

(a)	If to the Company, to:

Cumberland Farms Limited

13515 Ballantyne Corporate Place

Charlotte, North Carolina 28277

Attention: Erik Chalut

E-mail: [ ]

with a copy (not constituting notice) to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attention: Michael Benjamin

Adam Gelardi

E-mail:

[ ]

[ ]

(b)	If to the Principal Shareholder, to:

EG Group Limited

Lofthouse Burnden Way Middlebrook Bolton Lancashire

United Kingdom BL6 6JW

Attention: [ ]

E-mail: [ ]

with a copy (not constituting notice) to:

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

Attention: Michael Benjamin

Adam Gelardi

E-mail:

[ ]

[ ]

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attention: [Rohan Dey]

Christopher Cummings

E-mail:

[ ]

[ ]

6.2 Severability. The provisions of this Agreement will be deemed severable, and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

6.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which, taken together, will be considered one and the same agreement.

6.4 Entire Agreement; No Third-Party Beneficiaries. This Agreement (a) constitutes the entire agreement and supersedes all other prior agreements, both written and oral, among the parties hereto with respect to the subject matter hereof and (b) is not intended to confer upon any Person, other than the parties hereto, any rights or remedies hereunder.

6.5 Further Assurances. Each party hereto will execute, deliver, acknowledge and file such other documents and take such further actions as may be reasonably requested from time to time by the other parties hereto to give effect to and carry out the transactions contemplated herein.

6.6 Governing Law; Equitable Remedies. THIS AGREEMENT WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE (WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF); PROVIDED, HOWEVER, THAT ANY DISPUTE OR CLAIM ARISING OUT OF OR RELATING TO (I) THE FIDUCIARY DUTIES OF THE DIRECTORS OF THE COMPANY, OR (II) ANY OTHER MATTER ARISING UNDER OR RELATING TO THE COMPANIES ACT (AS REVISED) OF THE CAYMAN ISLANDS OR THE COMPANY’S MEMORANDUM AND ARTICLES OF ASSOCIATION, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE CAYMAN ISLANDS. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties hereto will be entitled to an injunction or injunctions and other equitable remedies to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any of the Selected Courts (as defined below), this being in addition to any other remedy to which they are entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to such remedy are hereby waived by each of the parties hereto. Each party hereto further agrees that, in the event of any action for an injunction or other equitable remedy in respect of such breach or enforcement of specific performance, it will not assert the defense that a remedy at law would be adequate.

6.7 Consent to Jurisdiction. With respect to any suit, action or proceeding (“Proceeding”) arising out of or relating to this Agreement, each of the parties hereto hereby irrevocably (a) submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and the United States District Court for the District of Delaware and the appellate courts therefrom (the “Selected Courts”) and waives any objection to venue being laid in the Selected Courts whether based on the grounds of forum non conveniens or otherwise and hereby agrees not to commence any such Proceeding other than before one of the Selected Courts; provided, however, that (x) a party may commence any Proceeding in a court other than a Selected Court solely for the purpose of enforcing an order or judgment issued by one of the Selected Courts, and (y) any Proceeding arising out of or relating to (I) the fiduciary duties of the directors of the Company, or (II) any other matter arising under or relating to the Companies Act (as Revised) of the Cayman Islands or the Company’s Memorandum and Articles of Association, may be commenced in the courts of the Cayman Islands; (b) consents to service of process in any Proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to their respective addresses referred to in Section 6.1 hereof; provided, however, that nothing herein will affect the right of any party hereto to serve process in any other manner permitted by law; and (c) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT AND TO HAVE ALL MATTERS RELATING TO THIS AGREEMENT BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

6.8 Amendments; Waivers.

(a) This Agreement may be amended, modified or supplemented, provided that such amendment, modification or supplement is set forth in a writing executed by the Company and Shareholders holding a majority of the Registrable Securities at such time; provided, however, that any amendment, modification or waiver of this Agreement that would adversely affect the rights or obligations of any Shareholder shall not be made without having obtained the consent of such Shareholder. Notwithstanding the foregoing, any amendment to Articles II or III of this Agreement and the related definitions shall require the consent of the Principal Shareholder.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder will operate as waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by law.

6.9 Assignment. Neither this Agreement nor any of the rights or obligations hereunder will be assigned by any of the parties hereto without the prior written consent of the other parties hereto, and any attempted assignment, without such consent or consents, will be null and void; provided, however, that the Principal Shareholder shall be entitled to assign, in whole or in part, to any of its Permitted Transferees without such prior written consent any of its rights or obligations hereunder in connection with and upon a direct or indirect transfer of Ordinary Shares from the Principal Shareholder to such Permitted Transferee. No transfer of registration rights by the Principal Shareholder shall be effective until receipt by the Company of (A) written notice from the Principal Shareholder stating the name and address of any Permitted Transferee receiving Registrable Securities from the Principal Shareholder and identifying the number of Registrable Securities with respect to which rights under this Agreement are being transferred, and (B) a joinder agreement from such Permitted Transferee to be bound by the terms of this Agreement, in a form reasonably satisfactory to the Company.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY:

Cumberland Farms Limited

By:
Name:
Title:

PRINCIPAL SHAREHOLDER:

EG Group Limited

By:
Name:
Title: